Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Stone Tan China Acquisition Corp.

We hereby consent to the use in this amendment No.6 to the Registration Statement on Form S-1 and Prospectus, of our report dated July 17, 2007, relating to the balance sheet of Stone Tan China Acquisition Corp. (a corporation in the development stage) as of May 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the period from January 24, 2007 (inception) to May 31, 2007, which appear in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Gumbiner Savett Inc.
Santa Monica, California
August 20, 2007